Exhibit 99.1

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2022 RESULTS

Reports Q3 GAAP EPS of $3.26 versus $5.30 in Q3 2021 and $2.77 in Q3 2019

Reports Q3 Adjusted EPS of $3.33 versus $5.43 in Q3 2021 and $3.03 in Q3 2019

Updates Full Year 2022 Adjusted EPS Guidance to $4.05 to $4.30

Secaucus, New Jersey – November 17, 2022 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the third quarter ended October 29, 2022.

Jane Elfers, President and Chief Executive Officer announced, “Our Q3 sales were slightly stronger than our projections. August top line represented approximately 39% of the quarter. Post Labor Day sales were soft, however we experienced a significant top line lift later in the month of September and into mid-October as a result of cooler weather across the northern parts of the country, combined with the launch of three powerful celebrity marketing campaigns. Sales significantly decelerated the last two weeks of October. Gross margin was approximately 300 basis points below our expectations due to transitory supply chain pressure from elevated freight, distribution, and transportation costs. Our AUR outperformed our expectations, increasing 4% for the quarter, due to the strength of our product and our successful marketing efforts.”

Ms. Elfers continued, “Digital represented 50% of our retail sales in Q3 versus 48% in 2021 and 37% in 2019. E-commerce traffic held up well during the quarter at positive 6% versus last year. We continue to deliver industry-leading digital results supported by the combination of our structural reset since the onset of the pandemic, our increased marketing investments, and our focus on optimizing our channel results. Digital is our highest operating margin channel and based on the strength of our digital business and our increased investments in this channel, digital is projected to represent an industry-leading 50% of total 2022 retail sales.”

Ms. Elfers continued, “Our Q3 marketing results were very encouraging, with U.S. acquisition up 7% versus 2021 and up 29% versus 2019. Digital acquisition was up 7% versus 2021 and up 84% versus 2019, and store acquisition was up 7% versus 2021, despite a lower store count versus last year. Due to our targeted branding efforts, we dominated the kids category across social media. Our brands represented 60% of social impressions against the children’s apparel competitive set during Q3, securing the #1 spot for social media engagements.”

Ms. Elfers continued, “We are very excited about our newest brand, PJ Place, which launched online on October 12th. PJ Place is the ultimate sleepwear destination. PJ Place provides us with two market share growth opportunities by bringing together all of our branded sleepwear offerings from The Children’s Place, Gymboree and Sugar & Jade in one location on our website, providing a one-stop-shop where our omni customers can easily fulfill all their sleepwear needs. First, for our current shoppers, PJ Place offers an easy and seamless shopping experience, allowing them to shop sleepwear for their kids, their family, and now, for themselves, while allowing us to cross-promote other branded products under our family of brands. Second, for new shopper audiences, PJ Place enables us to acquire a new generation of young Millennial and Gen Z customers by providing us with the opportunity to engage and build relationships before they become parents. This provides us with the opportunity to maintain and retain these relationships, and eventually migrate them to our stable of children’s brands when they become parents.”

Ms. Elfers continued, “We delivered another strong quarter with Amazon, with sales up 118% versus Q3 2021. Our results were driven by a 187% increase in traffic versus Q3 2021, which was fueled by a robust marketing strategy that targets customers at every stage of the marketing funnel and leverages our top tier celebrity partnerships.”

Ms. Elfers continued, “We have reduced our top and bottom-line expectations for the fourth quarter and the full year, due to the combination of an increasingly challenging macro-economic environment and continued supply chain cost pressure. Sales for the first two weeks of November were below expectations and we anticipate that the record levels of inflation impacting our core consumer will continue to result in lower demand this holiday season. We are now planning for a significantly heightened promotional environment in the fourth quarter, and we are focused on right-sizing our inventory levels during the quarter and anticipate that, due to our planned actions, our inventory will be better positioned ending Q4 at up approximately high single digits.”

Ms. Elfers concluded, “Through the collective efforts of our entire team, and with the help of our best-in-class outside partners, we have successfully made the pivot to a digital first retailer. We believe we are uniquely positioned to increase shareholder value over time through our structural reset to our business model, combined with our ability to drive strong results through targeted marketing strategies. Looking ahead, we believe that these strategic shifts, combined with normalized input costs and lower supply chain costs, will provide a path to higher operating margin and EPS.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

Financial results for the third quarter and year-to-date 2022 reported in this press release are compared against both third quarter and year-to-date 2021 and third quarter and year-to-date 2019 given that management believes a comparison to 2019 is relevant to measuring the Company’s progress against its 2019 pre-pandemic performance, resulting from the significant structural changes made to the Company’s operating model since the onset of the COVID-19 pandemic.

Third Quarter 2022 Results

Net sales decreased $49.1 million, or 8.8%, to $509.1 million in the three months ended October 29, 2022, compared to $558.2 million in the three months ended October 30, 2021, and decreased $15.7 million, or 3.0%, compared to $524.8 million in the three months ended November 2, 2019. The decrease in net sales compared to Q3 2021 was primarily due to the impact of permanent store closures, a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer, and lapping the impact of the enhanced child tax credit and a record Back to School season last August. Comparable retail sales decreased 10% for the quarter.

Gross profit decreased $67.9 million to $176.9 million in the three months ended October 29, 2022, compared to $244.8 million in the three months ended October 30, 2021, and decreased $21.2 million compared to $198.1 million in the three months ended November 2, 2019. Adjusted gross profit decreased $68.1 million to $176.9 million in the three months ended October 29, 2022, compared to $245.0 million in the comparable period last year, and decreased $21.2 million compared to $198.1 million in the comparable period in 2019. Adjusted gross margin deleveraged 910 basis points to 34.8% of net sales versus Q3 2021, primarily the result of higher supply chain costs, including inbound freight, outbound freight, and distribution costs, and the deleverage of fixed expenses resulting from the decline in net sales. Adjusted gross margin of 34.8% in Q3 2022 compares to Q3 2019 adjusted gross margin of 37.8%.

Selling, general, and administrative expenses were $106.6 million in the three months ended October 29, 2022, compared to $115.6 million in the three months ended October 30, 2021, and compared to $120.5 million in the three months ended November 2, 2019. Adjusted SG&A was $105.4 million in the three months ended October 29, 2022, compared to $114.8 million in the comparable period last year and $116.6 million in the comparable period in 2019. Adjusted SG&A deleveraged 10 basis points to 20.7% of net sales versus Q3 2021, primarily as a result of the deleverage of fixed expenses resulting from the decline in net sales and higher planned marketing spend and was partially offset by lower incentive compensation expenses and a reduction in discretionary spend.

Operating income was $57.8 million in the three months ended October 29, 2022, compared to operating income of $113.8 million in the three months ended October 30, 2021, and compared to $58.0 million in the three months ended November 2, 2019. Adjusted operating income was $59.1 million in the three months ended October 29, 2022, compared to adjusted operating income of $116.5 million in the comparable period last year and compared to $63.4 million in the comparable period in 2019. Q3 2022 adjusted operating income deleveraged 930 basis points to 11.6% of net sales versus Q3 2021 and deleveraged 50 basis points versus Q3 2019 adjusted operating income, which was 12.1% of net sales.

Net interest expense was $3.8 million in the three months ended October 29, 2022, compared to $4.0 million in the three months ended October 30, 2021.

Net income was $42.9 million, or $3.26 per diluted share, in the three months ended October 29, 2022, compared to net income of $78.9 million, or $5.30 per diluted share, in the three months ended October 30, 2021, and compared to $43.0 million, or $2.77 per diluted share, in the three months ended November 2, 2019. Adjusted net income was $43.8 million, or $3.33 per diluted share, compared to adjusted net income of $80.8 million, or $5.43 per diluted share, in the comparable period last year, and compared to $47.1 million, or $3.03 per diluted share, in the comparable period in 2019.

Fiscal Year-To-Date 2022 Results

Net sales decreased $155.2 million, or 11.0%, to $1.252 billion in the nine months ended October 29, 2022, compared to $1.408 billion in the nine months ended October 30, 2021, and decreased $105.3 million, or 7.8%, compared to $1.358 billion in the nine months ended November 2, 2019. The decrease in net sales compared to year-to-date 2021 was primarily due to lapping the COVID-19 stimulus relief program last year, the impact of a slowdown in consumer demand resulting from the unprecedented inflation impacting our customer, an increase in promotional activity across the sector and the impact of permanent store closures. Comparable retail sales decreased 11.7% for the nine months ended October 29, 2022.

Gross profit decreased $166.5 million to $434.4 million in the nine months ended October 29, 2022, compared to $600.9 million in the nine months ended October 30, 2021, and decreased $54.5 million compared to $488.9 million in the nine months ended November 2, 2019. Adjusted gross profit decreased $168.5 million to $433.8 million in the nine months ended October 29, 2022, compared to $602.3 million in the comparable period last year, and decreased $54.6 million compared to $488.4 million in the comparable period in 2019. Adjusted gross margin deleveraged 820 basis points to 34.6% of net sales versus year-to-date 2021, primarily the result of lower merchandise margins due to unplanned AUR pressure resulting from an abrupt slowdown in consumer demand, coupled with an increase in promotional activity across the sector, higher inbound transportation and supply chain expenses, and the deleverage of fixed expenses resulting from the decline in net sales. Adjusted gross margin of 34.6% in year-to-date 2022 compares to year-to-date 2019 adjusted gross margin of 36.0%.

Selling, general, and administrative expenses were $330.5 million in the nine months ended October 29, 2022, compared to $337.9 million in the nine months ended October 30, 2021, and compared to $364.9 million in the nine months ended November 2, 2019. Adjusted SG&A was $327.2 million in the nine months ended October 29, 2022, compared to $333.0 million in the comparable period last year and $359.3 million in the comparable period in 2019. Adjusted SG&A deleveraged 240 basis points to 26.1% of net sales versus year-to-date 2021, primarily as a result of the deleverage of fixed expenses resulting from the decline in net sales as well as higher planned marketing spend.

Operating income was $63.3 million in the nine months ended October 29, 2022, compared to $217.6 million in the nine months ended October 30, 2021, and compared to $66.8 million in the nine months ended November 2, 2019. Adjusted operating income was $68.0 million in the nine months ended October 29, 2022, compared to adjusted operating income of $227.4 million in the comparable period last year and compared to $75.9 million in the comparable period in 2019. Year-to-date 2022 adjusted operating income deleveraged 1,080 basis points to 5.4% of net sales versus year-to-date 2021 and deleveraged 20 basis points versus year-to-date 2019 adjusted operating income, which was 5.6% of net sales.

Net interest expense was $8.1 million in the nine months ended October 29, 2022, compared to $13.1 million in the nine months ended October 30, 2021. The decrease in interest expense versus year-to-date 2021 was driven by lower interest rates due to our refinancing in Q4 last year and a lower term loan balance outstanding this year.

Net income was $49.4 million, or $3.68 per diluted share, in the nine months ended October 29, 2022, compared to net income of $148.2 million, or $9.89 per diluted share, in the nine months ended October 30, 2021, and compared to $49.1 million, or $3.10 per diluted share, in the nine months ended November 2, 2019. Adjusted net income was $46.6 million, or $3.48 per diluted share, compared to adjusted net income of $155.3 million, or $10.37 per diluted share, in the comparable period last year, and compared to $55.9 million, or $3.53 per diluted share, in the comparable period in 2019.

Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted selling, general, and administrative expenses, adjusted operating income, and adjusted provision for income taxes are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.

The Company excluded net expenses of $0.9 million for the three months ended October 29, 2022, including restructuring costs, fleet optimization costs, and professional and consulting fees. The total impact on income taxes included in the above items was $0.3 million.

The Company excluded net income of $2.8 million for the nine months ended October 29, 2022, including the settlement of a foreign tax audit, partially offset by excluded expenses, including impairment charges, restructuring costs, accelerated depreciation, professional and consulting fees, fleet optimization costs, and a provision for foreign settlement. The total impact on income taxes included in the above items was $7.5 million.

Store Update

The Company ended the third quarter of 2022 with 658 stores and square footage of 3.1 million, a decrease of 7% compared to the prior year and a decrease of 30% compared to the end of Q3 2019, when the Company operated 955 stores. Consistent with the Company’s store fleet optimization initiative, the Company has permanently closed 541 stores since 2013 and decreased total square footage by 2.1 million square feet or approximately 40%. The Company is now planning to close between 40 to 50 stores this year.

Balance Sheet and Cash Flow

As of October 29, 2022, the Company had $19 million of cash and cash equivalents and $265 million outstanding on its revolving credit facility. Additionally, the Company generated $36 million in operating cash flows in the three months ended October 29, 2022.

Inventories were $549 million as of October 29, 2022, increasing 24% versus last year, driven by higher costs, including higher average unit costs driven by cotton and higher inbound transportation costs.

Capital Return Program

During the three months ended October 29, 2022, the Company repurchased 434 thousand shares for approximately $18 million, inclusive of shares repurchased and surrendered to cover tax withholdings associated with the vesting of equity awards held by management. As of October 29, 2022, $178 million remained on the Company’s existing share repurchase program authorization.

Outlook

The Company is providing guidance for the fourth quarter and updated guidance for the full year fiscal 2022. The Company’s outlook reflects:

•	Continued challenging macroeconomic environment and record inflation.
•	Significantly heightened promotional environment.
•	Meaningful progress on right-sizing inventory levels.
•	Lapping record results in Q4 2021.
•	Elevated freight and supply chain costs.
•	Lower incentive compensation.
•	Reduced discretionary spending.
•	Continued investment in marketing.
•	Cumulative benefit of share repurchases.

For the fourth quarter, the Company expects:

•	Net sales in the range of $460 million to $470 million.
•	A low-teens percent decrease in comparable retail sales.
•	Adjusted operating income in the range of 2.5% to 3.3% of net sales.
•	Adjusted earnings per diluted share in the range of $0.50 to $0.75.

For fiscal 2022, the Company expects:

•	Net sales in the range of $1.713 billion to $1.723 billion.
•	A low-double digit decrease in comparable retail sales.
•	Adjusted operating income in the range of 4.7% to 4.8% of net sales.
•	Adjusted earnings per diluted share in the range of $4.05 to $4.30.

Conference Call Information

The Children’s Place will host a conference call on Thursday, November 17, 2022, at 8:00 a.m. Eastern Time to discuss its third quarter fiscal 2022 results.

The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise predominantly at value prices, primarily under the proprietary “The Children’s Place”, “Place”, “Baby Place”, “Gymboree”, “Sugar & Jade” and “PJ Place” brand names. The Company has online stores at www.childrensplace.com, www.gymboree.com, www.sugarandjade.com and www.pjplace.com and, as of October 29, 2022, the Company had 658 stores in the United States, Canada, and Puerto Rico and the Company’s five international franchise partners had 213 international points of distribution in 16 countries.

Forward Looking Statements

This press release contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its Annual Report on Form 10-K for the fiscal year ended January 29, 2022. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions, the risks related to the COVID-19 pandemic, including the impact of the COVID-19 pandemic on our business or the economy in general (including decreased customer traffic, schools adopting remote and hybrid learning models, closures of businesses and other activities causing decreased demand for our products and negative impacts on our customers’ spending patterns due to decreased income or actual or perceived wealth, and the impact of legislation related to the COVID-19 pandemic, including any changes to such legislation), the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from the COVID-19 pandemic or other disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under consumer protection, employment, and privacy and information security laws and regulations, the imposition of regulations affecting the importation of foreign-produced merchandise, including duties and tariffs, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:  Investor Relations (201) 558-2400 ext. 14500

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$509,120	$558,225	$1,252,355	$1,407,561
Cost of sales	332,189	313,394	817,915	806,663
Gross profit	176,931	244,831	434,440	600,898
Selling, general and administrative expenses	106,631	115,563	330,480	337,921
Depreciation and amortization	12,463	14,204	39,320	44,157
Asset impairment charges	—	1,254	1,379	1,254
Operating income	57,837	113,810	63,261	217,566
Interest expense, net	(3,786)	(3,959)	(8,080)	(13,066)
Income before provision for income taxes	54,051	109,851	55,181	204,500
Provision for income taxes	11,196	30,983	5,794	56,332
Net income	$42,855	$78,868	$49,387	$148,168

Earnings per common share
Basic	$3.28	$5.38	$3.72	$10.08
Diluted	$3.26	$5.30	$3.68	$9.89

Weighted average common shares outstanding
Basic	13,064	14,668	13,277	14,706
Diluted	13,162	14,873	13,409	14,979

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income	$42,855	$78,868	$49,387	$148,168

Non-GAAP adjustments:
Asset impairment charges	—	1,254	1,379	1,254
Provision for foreign settlement	—	—	375	—
Accelerated depreciation	—	496	746	2,274
Restructuring costs	966	127	1,195	1,218
Professional and consulting fees	111	—	721	—
Fleet optimization	191	310	342	1,344
Incremental COVID-19 operating expenses	—	515	—	2,950
Contract termination costs	—	—	—	750
Aggregate impact of non-GAAP adjustments	1,268	2,702	4,758	9,790
Income tax effect (1)	(331)	(765)	(1,167)	(2,672)
Settlement of tax examination	—	—	(6,379)	—
Net impact of non-GAAP adjustments	937	1,937	(2,788)	7,118

Adjusted net income	$43,792	$80,805	$46,599	$155,286

GAAP net income per common share	$3.26	$5.30	$3.68	$9.89

Adjusted net income per common share	$3.33	$5.43	$3.48	$10.37

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

	Third Quarter Ended		Year-to-Date Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Operating income	$57,837	$113,810	$63,261	$217,566

Non-GAAP adjustments:
Asset impairment charges	—	1,254	1,379	1,254
Provision for foreign settlement	—	—	375	—
Accelerated depreciation	—	496	746	2,274
Restructuring costs	966	127	1,195	1,218
Professional and consulting fees	111	—	721	—
Fleet optimization	191	310	342	1,344
Incremental COVID-19 operating expenses	—	515	—	2,950
Contract termination costs	—	—	—	750
Aggregate impact of non-GAAP adjustments	1,268	2,702	4,758	9,790

Adjusted operating income	$59,105	$116,512	$68,019	$227,356

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Gross profit	$176,931	$244,831	$434,440	$600,898

Non-GAAP adjustments:
Fleet optimization	—	—	(621)	—
Incremental COVID-19 operating expenses	—	184	—	1,387
Aggregate impact of non-GAAP adjustments	—	184	(621)	1,387

Adjusted gross profit	$176,931	$245,015	$433,819	$602,285

	Third Quarter Ended		Year-to-Date Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Selling, general and administrative expenses	$106,631	$115,563	$330,480	$337,921

Non-GAAP adjustments:
Fleet optimization	(191)	(310)	(963)	(1,344)
Provision for foreign settlement	—	—	(375)	—
Restructuring costs	(966)	(127)	(1,195)	(1,218)
Professional and consulting fees	(111)	—	(721)	—
Incremental COVID-19 operating expenses	—	(331)	—	(1,563)
Contract termination costs	—	—	—	(750)
Aggregate impact of non-GAAP adjustments	(1,268)	(768)	(3,254)	(4,875)

Adjusted selling, general and administrative expenses	$105,363	$114,795	$327,226	$333,046

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 29, 2022	January 29, 2022*	October 30, 2021
Assets:
Cash and cash equivalents	$19,244	$54,787	$67,062
Accounts receivable	48,820	21,863	38,758
Inventories	548,719	428,813	441,817
Prepaid expenses and other current assets	48,012	76,075	59,628
Total current assets	664,795	581,538	607,265

Property and equipment, net	154,975	155,006	159,243
Right-of-use assets	160,041	194,653	209,430
Tradenames, net	71,091	71,692	71,892
Other assets, net	33,715	34,571	40,536
Total assets	$1,084,617	$1,037,460	$1,088,366

Liabilities and Stockholders' Equity:
Revolving loan	$265,000	$175,318	$174,384
Current portion of long-term debt	—	—	28,270
Accounts payable	221,432	183,758	173,055
Current portion of operating lease liabilities	77,070	91,097	94,122
Accrued expenses and other current liabilities	120,166	141,653	154,567
Total current liabilities	683,668	591,826	624,398

Long-term debt	49,735	49,685	48,892
Long-term portion of operating lease liabilities	104,073	134,761	154,325
Other long-term liabilities	34,965	35,716	38,503
Total liabilities	872,441	811,988	866,118

Stockholders' equity	212,176	225,472	222,248
Total liabilities and stockholders' equity	$1,084,617	$1,037,460	$1,088,366

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year-to-Date Ended
	October 29, 2022	October 30, 2021
Net income	$49,387	$148,168
Non-cash adjustments	127,044	165,940
Working capital	(193,396)	(246,660)
Net cash provided by (used in) operating activities	(16,965)	67,448

Net cash used in investing activities	(31,614)	(21,952)

Net cash provided by (used in) financing activities	14,010	(41,948)

Effect of exchange rate changes on cash and cash equivalents	(974)	(34)

Net increase (decrease) in cash and cash equivalents	(35,543)	3,514

Cash and cash equivalents, beginning of period	54,787	63,548

Cash and cash equivalents, end of period	$19,244	$67,062